Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.

ANNOUNCES FIRST QUARTER 2017 RESULTS

AND PROVIDES UPDATED TOTAL YEAR 2017 GUIDANCE

THE WOODLANDS, Texas, May 10, 2017 / PR Newswire / -- TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE: TTI) today announced a consolidated first quarter 2017 net loss per share attributable to TETRA stockholders of $0.02, which compares to a loss of $0.33 per share in the fourth quarter of 2016 and a loss of $1.11 per share in the first quarter of 2016.

TETRA's adjusted per share results attributable to TETRA stockholders for the first quarter of 2017, excluding Maritech and special items, were a loss of $0.10, which compares to adjusted loss per share of $0.16 in the fourth quarter of 2016 and an adjusted per share loss of $0.24 in the first quarter of 2016, also excluding Maritech and special items. First quarter 2017 revenue of $168 million decreased 3% from the fourth quarter of 2016 and 1% from the first quarter of last year, primarily as a result of reduced unit sales and compression services in our Compression Division, offset by a strong quarter in Fluids Division water management services and fluids sales in the Gulf of Mexico.

(Adjusted earnings/(loss) per share is a non-GAAP financial measure that is reconciled to the nearest GAAP measure in the accompanying schedules.)

First Quarter 2017 Results
	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(In Thousands, Except per Share Amounts)
Revenue	$168,001	$173,222	$169,329
Net loss attributable to TETRA stockholders	(2,463)	(31,554)	(88,325)
Adjusted EBITDA(1)	18,275	14,946	19,423
GAAP EPS attributable to TETRA stockholders	(0.02)	(0.33)	(1.11)
Adjusted EPS attributable to TETRA stockholders(1)	(0.10)	(0.16)	(0.24)
Consolidated net cash provided (used) by operating activities	(20,538)	28,316	25,261
TETRA only adjusted free cash flow(1)	$(13,847)	$16,028	$18,488

    (1) Non-GAAP financial measures are reconciled to GAAP in the schedules below.

Highlights of the 2017 first quarter include:

•

Fluids revenue increased by 14% sequentially despite the lack of a significant Gulf of Mexico TETRA CS Neptune® completion fluids project, which is currently scheduled for the second quarter of 2017.  The increase was driven by strong U.S. onshore activity, including water management, and market share gains in the Gulf of Mexico.

•	Production Testing loss before taxes was $2.1 million, while adjusted EBITDA improved to positive earnings of $1.2 million, reflecting improving activity levels.
•

Compression activity is reflecting early signs of a recovery with quarter-end utilization increasing sequentially by 60 basis points to 77.0% and with the receipt of $5 million in orders for new equipment.

•

To further improve its balance sheet and in light of the prolonged downturn in the market, CSI Compressco reduced its quarterly distribution 50% for the first quarter and amended certain financial covenants applicable to its bank revolver.  The reduction in the distribution is expected to allow CSI Compressco to reduce outstanding amounts on its revolver.

•

Consolidated net cash used by operating activities was $20.5 million.  TETRA only adjusted free cash flow was a use of $13.8 million, reflecting the normal seasonality in working capital.  (See Schedule G for the reconciliation of TETRA only free cash flow to GAAP.)

•	Receipt of $12.8 million in cash from a previously announced arbitration award for the Fluids segment. This award and its impact on earnings has been excluded from Adjusted EBITDA.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “We believe we are seeing the initial impact of a recovering U.S. onshore market with another improved quarter in the Fluids Division’s water management operations, improved fluids sales in the Gulf of Mexico, and continued but modest improvements in utilization of the compression services fleet.  We continue to believe that a recovery in the deep water Gulf of Mexico will lag the onshore recovery.  The TETRA CS Neptune fluid project we expected for the first half of 2017 is expected to be completed in the second quarter.

“Fluids Division revenue for the first quarter of 2017 was $72.9 million compared to $64 million in the fourth quarter of 2016. The fluids sales in the Gulf of Mexico were achieved with our strong customer base and a few notable market share gains as we took advantage of spot sales opportunities. This strong first quarter performance occurred despite the lack of any significant TETRA CS Neptune fluids activity.  Fluids Division income before taxes was $20.3 million while adjusted EBITDA was $13.6 million.

“First quarter 2017 Compression Division revenue decreased 21% to $65.6 million, mainly as a result of lower equipment sales. Compression Division income before taxes was a loss of $14.3 million while adjusted EBITDA was $17.5 million. In anticipation of additional demand, CSI Compressco incurred $1 million of operating expenses to prepare idle equipment for deployment in the second half of this year.  Overall quarter-end service fleet utilization was 77.0%, compared to 76.4% in the fourth quarter. Large horsepower equipment (greater than 800 HP) utilization was 87.0% at the end of the first quarter. New equipment orders were $5 million. On April 21, 2017, CSI Compressco LP declared cash distributions attributable to the first quarter of 2017 of $0.1875 per outstanding common unit, a 50% decrease from the distribution attributable to the fourth quarter of 2016. This distribution resulted in a coverage ratio of 1.09x for the first quarter of 2017.

“First quarter 2017 revenue for the Production Testing Division improved by 41%, to $21.5 million, led by stronger activity levels in Canada and Texas, in addition to the sale of an early production facility in South America.  Production Testing adjusted EBITDA was $1.2 million, the first adjusted EBITDA profitable quarter since the first quarter of 2016.  We continue to expect to see additional improvements in activity in North America and internationally and expect to be able to better manage pricing levels later in the year.

“Our Offshore Service segment reported revenue of $8.4 million, in what is typically its weakest seasonal quarter of the year. Loss before taxes was $6.3 million while adjusted EBITDA was a loss of $3.5 million. We have seen a significant increase in bids and quoting activity going into the traditionally strong summer season.  Our scheduled work for the next several months is at the highest levels seen since before the downturn as customers’ improved cash flows are allowing for decommissioning projects that were previously delayed."

Free Cash Flow and Balance Sheet

TETRA only adjusted free cash flow in the first quarter of 2017 was a use of $13.9 million.  Due to the seasonality of our business, the first two quarters of the year have traditionally represented our weakest free cash flow generation quarters and the last two quarters have been the strongest.  Additionally, the second half of the year will reflect the benefit on working capital from our TETRA CS Neptune projects.  Consolidated net cash used by operating activities for the first quarter of 2017 was a use of $20.5 million.  TETRA only days sales outstanding (excluding CSI Compressco LP) increased from 70 days at the end of the fourth quarter to 76 days at the end of March.  TETRA only debt was $132.6 million, while net debt increased from $111 million to $125 million in the first quarter.

Special items and Maritech

Maritech reported a pre-tax loss of $0.7 million in the first quarter of 2017.

Consolidated first quarter earnings benefited from $16.5 million of special items, of which $12.5 million were cash items.  Special items include:

•	$12.8 million in other income from the previously disclosed legal settlement
•	$6.0 million of non-cash income from a fair value adjustment of the outstanding TETRA warrants
•	$1.6 million non-cash charge for a fair value adjustment of the CSI Compressco Series A Convertible Preferred units
•	$0.4 million of cash severance expense
•	$0.4 million of other non-cash special charges

Financial Guidance

We expect total year TETRA only adjusted free cash flow to be between $20 million and $40 million in 2017 as a result of the previously announced 50% reduction in CSI Compressco’s quarterly distribution and an increase in capital expenditures for our Fluids water management business to take advantage of market opportunities with improved pricing, among other items.

No reconciliation of the forecasted range of TETRA only adjusted free cash flow for the full year 2017 to the nearest GAAP measure is included in this release because the reconciliation would require presenting forecasted information for CSI Compressco that is not publicly disclosed.

Conference Call

TETRA will host a conference call to discuss these results today, May 10, 2017, at 10:30 a.m. ET. The phone number for the call is 888-347-5303. The conference will also be available by live audio webcast and may be accessed through TETRA's website at www.tetratec.com.

Investor Contact

TETRA Technologies, Inc., The Woodlands, Texas

Stuart M. Brightman, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)

Schedule A: Consolidated Income Statement

Schedule B: Financial Results By Segment

Schedule C: Consolidated Balance Sheet

Schedule D: Long-Term Debt

Schedule E: Special Items

Schedule F: Non-GAAP Reconciliation to GAAP Financials

Schedule G: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow

Schedule H: Non-GAAP Reconciliation of TETRA Net Debt

Company Overview and Forward Looking Statements

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the anticipated recovery of the oil and gas industry, expected results of operational business segments for 2017, anticipated benefits from CSI Compressco following the acquisition of Compressor Systems, Inc. (CSI) in 2014, including levels of cash distributions per unit, projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the ability of CSI Compressco to successfully integrate the operations of CSI and recognize the anticipated benefits of the acquisition. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three months ended March 31,
	2017	2016
	(In Thousands, Except per Share Amounts)
Revenues	$168,001	$169,329

Cost of sales, services, and rentals	124,258	120,441
Depreciation, amortization, and accretion	29,478	33,607
Impairments of long-lived assets	—	10,670
Total cost of revenues	153,736	164,718
Gross profit	14,265	4,611

General and administrative expense	28,456	33,611
Goodwill impairment	—	106,205
Interest expense, net	13,767	14,639
Warrants fair value adjustment	(5,976)	—
CCLP Series A Preferred fair value adjustment	1,631	—
Other (income) expense, net	(12,451)	(704)
Income (loss) before taxes	(11,162)	(149,140)
Provision (benefit) for income taxes	90	(1,409)
Net income (loss)	(11,252)	(147,731)
Net (income) loss attributable to noncontrolling interest	8,789	59,406
Net income (loss) attributable to TETRA stockholders	$(2,463)	$(88,325)

Basic per share information:
Net income (loss) attributable to TETRA stockholders	$(0.02)	$(1.11)
Weighted average shares outstanding	114,197	79,421

Diluted per share information:
Net income (loss) attributable to TETRA stockholders	$(0.02)	$(1.11)
Weighted average shares outstanding	114,197	79,421

Schedule B: Financial Results By Segment (Unaudited)

	Three Months Ended March 31,
	2017	2016
	(In Thousands)
Revenues by segment:
Fluids Division	$72,895	$59,113
Production Testing Division	21,512	19,871
Compression Division	65,559	81,695
Offshore Division
Offshore Services	8,361	10,246
Maritech	231	89
Intersegment eliminations	—	(523)
Offshore Division total	8,592	9,812
Eliminations and other	(557)	(1,162)
Total revenues	$168,001	$169,329

Gross profit (loss) by segment:
Fluids Division	$13,495	$7,491
Production Testing Division	83	(3,417)
Compression Division	6,163	6,955
Offshore Division
Offshore Services	(4,963)	(5,989)
Maritech	(426)	(315)
Intersegment eliminations	—	—
Offshore Division total	(5,389)	(6,304)
Corporate overhead and eliminations	(87)	(114)
Total gross profit	$14,265	$4,611

Income (loss) before taxes by segment:
Fluids Division	$20,276	$(358)
Production Testing Division	(2,069)	(19,374)
Compression Division	(14,333)	(104,700)
Offshore Division
Offshore Services	(6,335)	(7,708)
Maritech	(663)	(620)
Intersegment eliminations	—	—
Offshore Division total	(6,998)	(8,328)
Corporate overhead and eliminations	(8,038)	(16,380)
Total income (loss) before taxes	$(11,162)	$(149,140)

Please note that the above results by Segment include special charges and expenses. Please see Schedule E for details of those special items.

Schedule C: Consolidated Balance Sheet (Unaudited)

	March 31, 2017	December 31, 2016
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$12,828	$29,840
Accounts receivable, net	128,050	114,284
Inventories	117,493	106,546
Other current assets	26,098	25,121
PP&E, net	923,673	945,451
Other assets	91,351	94,298
Total assets	$1,299,493	$1,315,540

Current portion of decommissioning liabilities	$944	$1,451
Other current liabilities	98,896	115,434
Long-term debt (1)	640,396	623,730
Long-term portion of decommissioning liabilities	54,538	54,027
CCLP Series A Preferred	78,260	77,062
Warrant liability	12,527	18,503
Other long-term liabilities	25,005	24,867
Equity	388,927	400,466
Total liabilities and equity	$1,299,493	$1,315,540

(1) Please see Schedule D for the individual debt obligations of TETRA and CSI Compressco LP.

Schedule D: Long-Term Debt

TETRA Technologies Inc. and its subsidiaries, other than CSI Compressco LP and its subsidiaries, are obligated under a bank credit agreement and a senior note, neither of which is an obligation of CSI Compressco LP and its subsidiaries. CSI Compressco LP and its subsidiaries are obligated under a separate bank credit agreement and senior notes, neither of which is an obligation of TETRA and its other subsidiaries. Amounts presented are net of deferred financing costs.

	March 31, 2017	December 31, 2016
	(In Thousands)
TETRA
Bank revolving line of credit facility	$15,864	$3,229
TETRA 11% Senior Note	116,720	116,411
TETRA total debt	132,584	119,640
Less current portion	—	—
TETRA total long-term debt	$132,584	$119,640

CSI Compressco LP
Bank Credit Facility	$220,801	$217,467
7.25% Senior Notes	287,011	286,623
Total debt	507,812	504,090
Less current portion	—	—
CCLP total long-term debt	$507,812	$504,090
Consolidated total long-term debt	$640,396	$623,730

Non-GAAP Financial Measures

In addition to financial results determined in accordance with GAAP, this press release includes the following non-GAAP financial measures for the Company: net debt, adjusted consolidated and segment income (loss) before taxes, excluding the Maritech segment and special charges; consolidated and segment adjusted EBITDA; and TETRA only adjusted free cash flow. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Management believes that following the sale of essentially all of Maritech’s oil and gas properties, it is helpful to show the Company’s results excluding the impact of the costs and charges relating to the decommissioning of Maritech’s remaining properties since these results will show the Company’s historical results of operations on a basis consistent with expected future operations.  Management also believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is defined as the Company’s (or the segment’s) income (loss) before taxes excluding certain special or other charges (or credits). Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted diluted earnings (loss) per share is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits) and using a normalized effective income tax rate. Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted EBITDA (and Adjusted EBITDA as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and special charges, equity compensation, and allocated corporate overhead charges to our CSI Compressco LP subsidiary, pursuant to our Omnibus Agreement, which were reimbursed with CSI Compressco LP common units. Adjusted EBITDA (and Adjusted EBITDA as a percent of revenue) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

TETRA only adjusted free cash flow is defined as cash from TETRA’s operations, excluding cash settlements of Maritech AROs, less capital expenditures net of sales proceeds and cost of equipment sold, and including cash distributions to TETRA from CSI Compressco LP and debt restructuring costs. Management uses this supplemental financial measure to:

•	assess the Company’s ability to retire debt;
•	evaluate the capacity of the Company to further invest and grow; and
•	to measure the performance of the Company as compared to its peer group of companies.

TETRA only adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures, as it excludes cash requirements for debt service or other non-discretionary expenditures that are not deducted.

TETRA net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of CSI Compressco LP. Management views TETRA net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule E: Special Items

	Three Months Ended
	March 31, 2017
	Income (Loss) Before Tax	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding unusual charges and Maritech	$(26,998)	$(8,100)	$(7,647)	$(11,251)	$(0.10)
Severance expense	(409)	(123)	(33)	(253)	0.00
Stock warrant fair value adjustment	5,976	1,793	—	4,183	0.04
Allowance for bad debt	(245)	(74)	—	(171)	0.00
Convertible Series A preferred offering cost and fair value adjustments	(1,631)	(489)	(1,109)	(33)	0.00
ARO adjustment (accretion)	(71)	(21)	—	(50)	0.00
Legal award	12,879	3,864	—	9,015	0.08
Effect of deferred tax valuation allowance and other related tax adj.	—	3,240	—	(3,240)	(0.03)
Maritech profit (loss)	(663)	—	—	(663)	(0.01)
Net Income (loss) attributable to TETRA stockholders, as reported	$ (11,162)	$ 90	$ (8,789)	$ (2,463)	$(0.02)

	Three Months Ended
	December 31, 2016
	Income (Loss) Before Tax	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding unusual charges and Maritech	$(32,000)	$(9,599)	$(7,012)	$(15,389)	$(0.16)
Asset impairments and write-offs	(7,245)	(2,174)	(1,373)	(3,698)	(0.04)
Non-Maritech ARO adjustment	(282)	(85)	—	(197)	0.00
Severance expense	(179)	(54)	—	(125)	0.00
Debt refinancing gain, net	346	104	319	(77)	0.00
Convertible Series A Preferred offering cost and fair value adjustments	1,806	542	1,210	54	0.00
Common stock warrants issuance cost and fair value adjustments	(3,061)	(918)	—	(2,143)	(0.02)
Allowance for doubtful accounts for significant bankruptcies	(119)	(36)	—	(83)	0.00
Effect of deferred tax valuation allowance and other related tax adj.	—	12,719	—	(12,719)	(0.14)
Maritech profit (loss)	2,823	—	—	2,823	0.03
Net Income (loss) attributable to TETRA stockholders, as reported	$ (37,911)	$ 499	$ (6,856)	$ (31,554)	$(0.33)

	Three Months Ended
	March 31, 2016
	Income (Loss) Before Tax	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	Diluted EPS
Income (loss) attributable to TETRA stockholders, excluding unusual charges and Maritech	$(30,890)	$(9,266)	$(2,391)	$(19,233)	$(0.24)
Asset impairments and write-offs	(10,670)	(3,201)	(4,465)	(3,004)	(0.04)
Severance expense	(755)	(226)	(138)	(391)	—
Goodwill write-off	(106,205)	(31,862)	(52,412)	(21,931)	(0.28)
Effect of deferred tax valuation allowance and other related tax adj.	—	43,146	—	(43,146)	(0.54)
Maritech profit (loss)	(620)	—	—	(620)	(0.01)
Net Income (loss) attributable to TETRA stockholders, as reported	$(149,140)	$(1,409)	$(59,406)	$ (88,325)	$(1.11)

Schedule F: Non-GAAP Reconciliation to GAAP Financials

	Three Months Ended
	March 31, 2017
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special (Credits) Charges	Adjusted Income (Loss) Before Tax	Interest Expense, Net	Adjusted Depreciation & Amortization (2)	Equity Comp. Expense	Omnibus Equity (3)	Adjusted EBITDA
	(In Thousands)
Fluids Division			$20,276	$(12,681)	$7,595	$13	$5,984	$—	$—	$13,592
Production Testing Division			(2,069)	265	(1,804)	(122)	3,085	—	—	1,159
Compression Division			(14,333)	1,687	(12,646)	10,102	17,297	956	1,746	17,455
Offshore Services Segment			(6,335)	206	(6,129)	—	2,584	—	—	(3,545)
Eliminations and other			(166)	—	(166)	—	(5)	—		(171)
Subtotal			(2,627)	(10,523)	(13,150)	9,993	28,945	956	1,746	28,490
Corporate and other			(7,872)	(5,976)	(13,848)	3,774	92	1,513	(1,746)	(10,215)
TETRA excluding Maritech			(10,499)	(16,499)	(26,998)	13,767	29,037	2,469	—	18,275
Maritech			(663)	—	(663)	—	370	—		(293)
Total TETRA	$(11,252)	$90	$(11,162)	$(16,499)	$(27,661)	$13,767	$29,407	$2,469	$—	$17,892

	Three Months Ended
	December 31, 2016
	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special (Credits) Charges	Adjusted Income (Loss) Before Tax	Adjusted Interest Expense, Net (1)	Adjusted Depreciation & Amortization (2)	Equity Comp. Expense	Omnibus Equity (3)	Adjusted EBITDA
	(In Thousands)
Fluids Division			$1,499	$634	$2,133	$12	$6,460	$—	$—	$8,605
Production Testing Division			(7,547)	3,596	$(3,951)	(115)	3,579	—	—	(487)
Compression Division			(11,821)	(268)	$(12,089)	10,303	17,111	792	1,576	17,693
Offshore Services Segment			(6,233)	1,216	$(5,017)	—	2,689	—	—	(2,328)
Eliminations and other			5	—	$5	—	(5)	—	—	—
Subtotal			(24,097)	5,178	(18,919)	10,200	29,834	792	1,576	23,483
Corporate and other			(16,637)	3,558	(13,079)	4,609	103	1,406	(1,576)	(8,537)
TETRA excluding Maritech			(40,734)	8,736	(31,998)	14,809	29,937	2,198	—	14,946
Maritech			2,823	—	2,823	—	379	—	—	3,202
Total TETRA	$(38,410)	$499	$(37,911)	$8,736	$(29,175)	$14,809	$30,316	$2,198	$—	$18,148

	Three Months Ended
	March 31, 2016

	Net Income (Loss), as reported	Tax Provision	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Interest Expense, Net	Depreciation & Amortization	Equity Comp. Expense	Omnibus Equity	Adjusted EBITDA

	(In Thousands)
Fluids Division			$(358)	$114	$(244)	$(26)	$7,396	$—	$—	$7,126
Production Testing Division			(19,374)	17,073	$(2,301)	(189)	4,592	—	—	2,102
Compression Division			(104,700)	100,443	$(4,257)	8,802	18,464	636	—	23,645
Offshore Services Segment			(7,708)	—	$(7,708)	—	2,739	—	—	(4,969)
Eliminations and other			4	—	$4	—	(4)	—	—	—
Subtotal			(132,136)	117,630	(14,506)	8,587	33,187	636	—	27,904
Corporate and other			(16,384)	—	(16,384)	6,052	115	1,737	—	(8,480)
TETRA excluding Maritech			(148,520)	117,630	(30,890)	14,639	33,302	2,373	—	19,424
Maritech			(620)	—	(620)	—	305	—	—	(315)
Total TETRA	$(147,731)	$(1,409)	$(149,140)	$117,630	$(31,510)	$14,639	$33,607	$2,373	$—	$19,109

(1)	Adjusted interest expense, net, for the three month period ended December 31, 2016, excludes $0.5 million of certain interest expense which is included as a special charge.
(2)

Adjusted depreciation & amortization, net, for the three month period ended March 31, 2017, and December 31, 2016, excludes $0.1 million and $0.3 million, respectively, of certain accretion expense which is included as a special charge.

(3)	Reimbursement from CCLP under Omnibus Agreement that was or will be settled with common units.

Schedule G: Non-GAAP Reconciliation to TETRA Only Adjusted Free Cash Flow

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(In Thousands)
Consolidated
Net cash (used) provided by operating activities	$(20,538)	$28,316	$25,261
ARO settlements	474	271	3,379
Capital expenditures, net of sales proceeds and cost of equipment sold	(4,812)	(5,268)	(1,985)
Consolidated adjusted free cash flow	(24,876)	23,319	26,655

CSI Compressco LP
Net cash provided by operating activities(1)	1,821	15,922	15,095
Capital expenditures, net of sales proceeds and cost of equipment sold	(7,215)	(3,057)	(1,353)
CSI Compressco free cash flow	(5,394)	12,865	13,742

TETRA Only
Cash from operating activities	(20,327)	12,394	10,166
ARO settlements	474	271	3,379
Capital expenditures, net of sales proceeds and cost of equipment sold	371	(2,211)	(632)
Free cash flow before ARO settlements	(19,482)	10,454	12,913
Distributions from CSI Compressco LP	5,635	5,574	5,575
Adjusted free cash flow	(13,847)	$16,028	18,488

(1)	TETRA only cash from operating activities and capital expenditures, net, for the three months ended March 31, 2017, include the elimination of an intercompany equipment sale of $2.0 million.

Schedule H: Non-GAAP Reconciliation of TETRA Net Debt

The cash and debt positions of TETRA and CSI Compressco LP as of March 31, 2017, are shown below. TETRA and CSI Compressco LP’s debt agreements are distinct and separate with no cross default provisions, no cross collateral provisions and no cross guarantees. Management believes that the most appropriate method to analyze the debt positions of each company is to view them separately, as noted below.

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	March 31, 2017
	TETRA	CCLP	Consolidated
	(In Millions)
Non-restricted cash	$7.4	$5.4	$12.8

Carrying value of long-term debt:
Revolver debt outstanding	15.9	220.8	236.7
Senior Notes outstanding	116.7	287.0	403.7
Net debt	$125.2	$502.4	$627.6